Tidal Trust I 485BPOS

Exhibit 99(p)(vii)

Gotham Asset Management, LLC

 Code of Ethics

January 2026

January 2026

GOTHAM ASSET MANAGEMENT, LLC – CODE OF ETHICS

TABLE OF CONTENTS

A.	Standards of Business Conduct	A-2
B.	Business Gifts and Entertainment	A-4
C.	Political Contributions	A-8
D.	Conflicts of Interest Policy; Outside Business Activities	A-10
E.	Personal Trading Policy	A-11

January 2026

Gotham Asset Management, LLC

Code of Ethics

January 2026

This Code of Ethics (the “Code”) has been adopted by Gotham Asset Management, LLC (“Gotham or the “Firm”). Gotham requires full compliance with all applicable laws and regulations governing the provision of investment management services to clients. Registered investment advisers are required by Rule 204A-1 under the Advisers Act to adopt a Code of Ethics which, among other things, sets forth the standards of business conduct required of Gotham’s Supervised Persons. Similarly, advisers to a registered investment company (e.g., mutual fund) such as Gotham must adopt a code of ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended.

This Code applies to all of Gotham’s members, directors, officers and employees (“Supervised Persons”). Short-term employees, consultants, interns or contractors are not subject to this Code unless deemed appropriate by the GC/CCO. In such instances when the GC/CCO deems appropriate to subject such person to certain or all of the provisions of the Manual or the Code, such person shall execute a written agreement in a form as determined by the GC/CCO.

Legal & Compliance (or, in their absence, the CFO) may make exceptions to the policies and procedures herein. Any such exception must be in writing (which may be e-mail). Exceptions will not be permitted if they would violate any applicable law.

If you have any questions about this Code, please ask Legal & Compliance.

Receipt of Code of Ethics and Acknowledgement

Each Supervised Person will be provided with a copy of the Code upon becoming associated with the Firm and with a copy of any amendments to the Code. Supervised Persons will be required to acknowledge receipt of the Code and any amendments to the Code.

Within 10 days of becoming associated with Gotham, each Supervised Person, on behalf of the Supervised Person and the Supervised Person’s: (i) spouse; (ii) minor children (under the age of 18); and (iii) any relative residing in the same household as the Supervised Person (collectively, an “Immediate Family Member”) will be required to submit to an initial Code acknowledgement.

Within 30 days of the end of each calendar year, or otherwise upon request of the GC/CCO, Supervised Persons, on behalf of the Supervised Person and any Immediate Family Members, will be required to submit to the GC/CCO an annual recertification of the Code.

January 2026

A. Standards of Business Conduct

Gotham requires full compliance with all applicable laws and regulations governing the provision of investment management services to clients, including the Federal Securities Laws.

“Federal Securities Laws” means, as amended, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Advisers Act, the Investment Company Act of 1940, Title V of the Gramm-Leach-Bliley Act, and any rules adopted by the SEC under these statutes, the Bank Secrecy Act of 1970 as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or by the Department of Treasury and the Commodities Exchange Act and applicable rules adopted by the U.S. Commodity Futures Trading Commission.

The Firm expects each of its Supervised Persons to act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, investors and prospective investors, service providers and other Supervised Persons. The standard of business conduct is for the Firm and all Supervised Persons to act as a fiduciary to our clients. As a fiduciary, the Firm owes its Clients a duty of care and duty of loyalty, must serve the best interest of its clients and may not subordinate its clients’ interests to its own.

Gotham considers its reputation to be of the utmost importance and places a strong emphasis on maintaining a culture of honesty, integrity and professionalism. Gotham expects all Supervised Persons to comply with the applicable rules contained in this Code as well as the spirit of this Code and to act in a professional and ethical manner. For example, the Firm and its Supervised Persons have the following duties, among others:

●	To have a reasonable belief that its investment advice to the funds and the accounts it manages (“Clients”) is in the Clients’ best interests based on their investment objectives;

●	Not to employ any device, scheme or artifice to defraud a Client;

●	To fully disclose all material facts to Clients;

●	To employ reasonable care to avoid misleading Clients;

●	To make full and fair disclosure of or eliminate conflicts of interest and obtain a Client’s informed consent, which may vary between institutional and retail Clients; and

●	Not to otherwise engage in any act, practice or course of business which would violate this Code.

Reporting of Violations and Penalties/Consequences of Non-Compliance

Gotham seeks to foster a culture of ethical and professional conduct and to provide an environment in which Supervised Persons feel comfortable reporting actual or suspected violations of applicable laws, regulations, policies, or procedures. All Supervised Persons are required to promptly contact Legal & Compliance regarding any actual or suspected violation of this Code. If you are unsure whether a violation has occurred, you should discuss the matter with Legal & Compliance.

January 2026	A-2

Gotham treats violations of this Code very seriously. Supervised Persons who fail to comply with the requirements of this Code may be subject to disciplinary action by Gotham. Different violations may be handled differently based on such factors as severity, whether it was intentional and/or whether it has happened previously. Disciplinary action by Gotham may include:

●	reprimand (either verbally or in writing);

●	restricting or prohibiting trading;

●	imposing penalties or fines;

●	reducing compensation;

●	demotion;

●	requiring unwinding of any trade in violation of the Code;

●	requiring disgorgement of trading gains;

●	suspending or terminating employment; or

●	any combination of the foregoing.

Any non-compliance or violations of law may also result in severe civil and criminal penalties.

Gotham has a strict non-retaliation policy that applies to Supervised Persons who report such matters in good faith. To the extent practicable, the Firm shall attempt to maintain the confidentiality of such communications.

The GC/CCO or his designee will investigate each reported or suspected violation of the Code. The GC/CCO may consult with other members of senior management, including the Managing Principals and Chief Financial Officer, as appropriate, in order to develop an appropriate response to any material violations of applicable securities laws or this Code. The GC/CCO is not the supervisor of Supervised Persons and only the Managing Principals have the authority to terminate or take similar disciplinary action against a Supervised Person. Supervised Persons are required to cooperate in any investigation.

If you have any questions regarding the Code, please contact Legal & Compliance.

January 2026	A-3

B. Business Gifts and Entertainment

1. Policy

It is the policy of Gotham to limit business gifts and business entertainment received by Supervised Persons to a reasonable and appropriate level and to prohibit acceptance by Supervised Persons of any gifts or entertainment that would violate any law, rules, regulations or the procedures below.

Gotham also limits business gifts it makes and entertainment that it provides to a level that is appropriate under applicable laws, rules, regulations and the policies of the recipient’s employer.

2. Procedures for the Receipt of Business Gifts and Business Entertainment

A business gift is defined as any item provided at no expense (or at a steep discount) to the recipient relating to the business of Gotham. Gifts include items such as tickets to an event if the person providing the tickets is not present at the event. Business entertainment is defined as any entertainment, such as dinners and sporting events provided by or to a counterparty in which both the provider and recipient are present.

Promotional items of nominal value that display a product’s or firm’s logo, such as golf balls, fleeces, hats, shirts and pens are not reportable. Personal gifts where there is a pre-existing family or personal relationship between the person giving the gift and the recipient are also not covered under this policy.

●	Business Gifts: Any business gift with a value that exceeds $100 is required to be disclosed to the GC/CCO. If the value of any gift is uncertain, then the Supervised Person receiving such gift should estimate its value in good faith. You should notify the GC/CCO if you are unsure if a gift exceeds the $100 limit. The GC/CCO, or his designee, will log reported gifts and assess whether the gift may be accepted if it is over the $100 limit. For purposes of the $100 limit, gifts from a single individual will be aggregated over the calendar year.

●	Business Entertainment: Meals and other business entertainment in which the provider is present are not subject to the $100 limit, so long as they are not unusually generous or are likely to create a conflict of interest. Any meals or other business entertainment that is unusually generous, frequent or otherwise not customary to the Firm’s normal conduct of business must be approved in advance by the GC/CCO. If you have any question on whether entertainment should be reported, you should discuss with the GC/CCO or the Director of Compliance.

●	Reporting: Upon receipt of a business gift with a value that exceeds $100 or entertainment that requires pre-clearance based on this policy, the Supervised Person must inform the GC/CCO and such gift or entertainment will be logged.

●	Corrective Action. The Firm may require a gift to be returned or the Supervised Person to reimburse the provider. In addition, the Firm may require the gift to be shared generally with office personnel, donated to charity or require such other remedial measures it may deem appropriate.

January 2026	A-4

This policy applies equally to gifts and entertainment received by Immediate Family Members in connection with Gotham’s business.

3. Procedures for Providing Business Gifts and Business Entertainment

A Supervised Person may give a customary business gift or provide customary business entertainment, provided, however, a Supervised Person may not:

●	Provide cash as a gift;

●	Give a business gift or provide business entertainment that is inconsistent with the policies of the recipient’s employer. Supervised Persons must be especially cognizant of this when dealing with public entities and pensions;

●	Provide a business gift or provide business entertainment to:

i.	any employee, candidate or elected official of a state, federal, or foreign government or “government instrumentality,” including representatives of a sovereign wealth fund (See also Section on Political Contributions);

ii.	any fiduciary or representative to a Plan that is subject to ERISA;

iii.	a trustee or representative of a union pension benefits plan; or

iv.	any foreign government officials.

●	Pre-Clearance of Gifts and Entertainment. Prior to giving a business gift that exceeds $250 or entertainment that is unusually generous or otherwise not customary, the Supervised Person must obtain approval from the GC/CCO or Director of Compliance and such gift or entertainment will be logged. Please note that Registered Representatives are subject to a $100 limit and must get pre-approval for all gifts, as described below.

4. Registered Representatives of Foreside

Registered Representatives are also responsible for complying with Foreside’s policies and procedures and FINRA rules. These require that any business gift provided by a Registered Representative must be pre-approved by the FINRA Person-in-Charge and Registered Representatives may not give or receive business gifts with a value in excess of $100 to or from another individual. Note that gifts to or from the same individual will be aggregated over the course of each calendar year and subject to the $100 limit. Business Gifts received by a Registered Representative, of any amount, must be disclosed to the Director of Compliance and will be documented.

January 2026	A-5

Business entertainment provided by a Registered Representative (such as dinners and lunches where the Registered Representative is present) must be documented, such as through an expense report. When providing entertainment, the name, employer of the recipient and all attendees must be included in such documentation. The FINRA Person-in-Charge distributes a gift and entertainment log to Registered Representatives, generally on a quarterly basis, that requests the required information.

5. Foreign Corrupt Practices Act and Gifts and Entertainment Foreign Officials

As noted above, gifts may not be given to foreign governments and “government instrumentalities.” Pursuant to the Foreign Corrupt Practices Act (“FCPA”) a Supervised Person is prohibited from the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

The anti-bribery provisions of the FCPA specifically prohibit:

●	the giving or payment of, or any offer (including an offer that is never consummated by an actual payment), promise or authorization to give or pay, anything of value to a “Foreign Official” to assist in obtaining, retaining, or directing business. “Anything of value” is broad and includes: money (in any form); gifts; entertainment or hospitality; offers or promises of employment; promises to pay anything of value; payment or reimbursement of travel expenses; and personal favors; and

●	any payment to an agent, consultant, intermediary, representative or any other third party (each, a “Third Party”) while knowing that all or a portion of the payment will be transmitted to a Foreign Official to assist in obtaining, retaining, or directing business. The knowledge requirement of the FCPA includes not only “actual knowledge” that a bribe was paid to a Foreign Official, but also awareness of a “high probability” of such bribery. Therefore, a Supervised Person may have sufficient “knowledge” for a violation if he or she deliberately turns a blind eye or consciously disregards red flags suggesting a possible bribery or corruption scheme, even if the employee does not actually know that a bribe has been paid.

“Foreign Official”

The definition of “Foreign Official” under the FCPA is also very broad. It includes a government official in the classic sense, such as the head of a government ministry or agency, but also encompasses any officer or employee of any foreign government department, agency, or instrumentality, such as an employee of a state-owned business enterprise. For example, an employee of any entity that is owned or controlled by a foreign government may qualify as a Foreign Official under the FCPA.

January 2026	A-6

A Foreign Official may serve in any branch of government (executive, legislative, judicial) and at any level of government (national, regional, local). The term “Foreign Official” also includes (i) any person acting in an official capacity for or on behalf of a foreign government, whether or not that person may be employed by the government, (ii) any employee or representative of a public international organization, or any department, agency, or instrumentality thereof (such as an employee of the World Bank), (iii) any foreign political party or official thereof, and (iv) any candidate for foreign political office.

A “Foreign Official” could include, for example, any of the following:

●	an employee of a government owned or controlled enterprise (e.g., a sovereign wealth fund or state-run pension plan or a purchasing manager of a government-owned producer);

●	a regulatory agency official;

●	a customs or tax official;

●	a local police officer;

●	a member of the military;

●	a member of Parliament;

●	a judge, prosecutor or court clerk; or

●	an employee of an international organization (e.g., EU entities, U.N. bodies, the World Bank, the Asian and African Development Banks, and similar institutions).

The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona-fide travel costs for certain legitimate business purposes. However the availability of these exceptions is limited and is dependent on the relevant facts and circumstances.

Additional Prohibitions

In addition to the above, the Firm prohibits the following:

●	any contributions or donations to non-US charities without the prior written approval of the GC/CCO;

●	any contributions or donations to non-US politicians, candidates, political parties, political organizations or officials thereof without the prior written approval of the GC/CCO; and

●	the payment of bribes, kickbacks, or similar improper payments of money or anything of value, whether in the United States or abroad, to any persons or entities who are not Foreign Officials, including, but not limited to, officers or employees of counterparties or potential investors of the Firm or our Clients.

Civil and criminal penalties for violating the FCPA can be severe. Supervised Persons must comply with the spirit and the letter of the FCPA at all times. Because of the complexities of the FCPA, Supervised Persons must obtain written pre-clearance from the GC/CCO prior to giving anything of value that might be subject to the FCPA as set forth above.

January 2026	A-7

C. Political Contributions

1. SEC Rule

Rule 206(4)-5 under the Investment Advisers Act requires investment advisory firms who may solicit business from certain Government Entities (as defined below) to adopt policies and procedures to curtail “pay-to-play” practices. The rule prohibits an adviser from providing advisory services for compensation to a Government Entity for two years after the adviser or certain of its executives or employees make a contribution or payment to certain elected officials or candidates. A contribution includes providing anything of value and can be monetary (e.g., checks, tickets) or in-kind (e.g., incurring expenses for a fundraiser).

While Supervised Person are encouraged to participate and vote in all federal, state and local elections, contributions to officials or candidates for office by any Supervised Person are prohibited if those contributions are intended to influence the award or retention of advisory or any other business. In addition, Supervised Persons are subject to pre-clearance of political contributions to state or local officials (including state or local officials who are candidates for federal offices), candidates for state or local office or state or local political parties, and pre-clearance of any soliciting from others, or coordinating, contributions to state or local officials or candidates for those offices, and to state or local political parties.

You may not circumvent these rules or the guidelines below by having your spouse or other member of your household make a contribution on your behalf.

The rule also prohibits an adviser from providing or agreeing to provide, directly or indirectly, payment to any third party for a solicitation of advisory business from any Government Entity, unless such third party is a registered broker-dealer or registered investment adviser, in each case itself subject to pay-to-play restrictions. Additionally, the rule prevents an adviser from soliciting from others, or coordinating, contributions to certain elected officials or candidates or payments to political parties where the adviser is providing or seeking to provide advisory services to a Government Entity. The rule contains “look-back” provisions that require advisory firms to consider prior political contributions made by newly employed or promoted executives or employees.

A “Government Entity” is defined as any state or political subdivision of a state, including:

●	Any agency, authority, or instrumentality of the state or political subdivision;

●	A pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code (26 U.S.C. 414(j)), or a state general fund;

●	A plan or program of a Government Entity; and

January 2026	A-8

●	Officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

An “official” is defined as any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a Government Entity, if the office:

●	Is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a Government Entity; or

●	Has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a Government Entity.

2. State and Local Laws

State and municipalities, such as New York City, also have rules regarding political contributions.

3. Pre-clearance Procedures

Due to the complexity of the rules and the severe penalties that may be imposed upon Gotham for a violation of the above laws, all Supervised Persons must obtain pre-clearance from the GC/CCO for any political contributions (monetary or in-kind) made by them or an Immediate Family Member to any candidate for elected office (including incumbents), to any federal, state or local political party, or to any political action committee.

In the case of contributions by the GC/CCO, any request for pre-clearance will be considered by the Chief Financial Officer and/or Associate General Counsel.

4. Recordkeeping Requirements

Gotham, generally working with Fairview, one of the Firm’s compliance consultants, will maintain the following records:

●	All pre-clearance requests;

●	A list of all direct or indirect contributions made by any Covered Associates as defined in Rule 206(4)-5 to an official of a Government Entity, in chronological order, identifying each Covered Associate (as defined by the Advisers Act) and recipient, the amounts and dates of each contribution, and whether the contribution or payment was subject to the exemption for certain returned contributions;

●	A list of the names, titles and business and residential addresses of all Covered Associates as defined in Rule 206(4)-5;

●	A list of all Government Entities to which Gotham provides or has provided investment advisory services, or which are or were, investors in any covered investment pool to which Gotham provides or has provided investment advisory services, as applicable, in the past five years;

January 2026	A-9

●	All direct or indirect contributions made by Gotham or any Covered Associates to an official of a Government Entity, or direct or indirect payments to a political party of a state or political subdivision thereof, or to a political action committee, and

●	The name and business address of each regulated person, if any, to whom Gotham provides or agrees to provide, directly or indirectly, payment to solicit a Government Entity for investment advisory services, on its behalf.

5. Reporting Procedures for New Employees

New Supervised Persons will be required to meet with the GC/CCO to discuss any political contributions they have made within the past two years and such contributions. Each Supervised Person will also be required to submit an Initial Political Activities Report within 10 days of becoming associated with the Firm.

D. Conflicts of Interest Policy; Outside Business Activities

Supervised Persons are prohibited from entering into any activity that creates a conflict of interest between the Firm or the Supervised Person, on the one hand, and a Client on the other hand, without the prior written approval from the GC/CCO. Supervised Persons must seek to avoid situations that compromise their duties to Gotham or restrict Gotham’s activities.

In instances where the conflict of interest exists, Gotham will seek to mitigate the conflict of interest, including, but not limited to, through disclosure of the general nature or source of the conflict and/or ongoing monitoring of such conflict.

Many different activities can cause a conflict of interest. In order to identify any conflicts of interest the Firm has adopted the following reporting requirements.

Initial and Annual Reporting of Potential Conflicts of Interest. Within 10 days of becoming associated with the Firm, and on an annual basis thereafter, a Supervised Person is required to submit to the GC/CCO a Conflict of Interest Questionnaire.

Pre-Approval of Potentially Conflicting Activities. In the event that a Supervised Person or any of their Immediate Family Members engages or intends to engage in any of the following, the prior written approval of the GC/CCO is required:

●	Serving as an officer of, or board member to, a public or private entity (other than an affiliate of Gotham), except with respect to religious groups, charitable organizations or local community activities;

●	Serving as a trustee to a trust, other than a trust established solely for the Supervised Person’s or an Immediate Family Member’s personal or estate planning purposes;

January 2026	A-10

●	Serving as a committee member for, or an adviser to, an official or ad hoc committee formed as the result of a corporate bankruptcy that represents the interests of unsecured creditors or equity holders;

●	Serving as an elected or appointed official in a state or local governmental office or governmental position;

●	Obtaining a financial interest in a provider of goods or services to the Firm;

●	Are an employee for a publicly traded company or governmental entity; or

●	Are employed at a bank, broker-dealer, credit rating agency, or registered or unregistered investment adviser in a role that requires investment research, portfolio management, or trading.

If you have any question about whether an activity requires approval, please discuss the matter with Legal & Compliance. Approval will be granted on a case-by-case basis, subject to careful consideration of potential conflicts of interest, disclosure obligations, and any other relevant regulatory issues.

A Supervised Person who is granted approval to engage in an outside business activity must not transmit Material Non-Public Information (as defined in the Manual) in connection with the outside business activity. If participation in the outside business activity results in the Supervised Person’s receipt of Material Non-Public Information, the Supervised Person must discuss the scope and nature of the information with Legal & Compliance. A Supervised Person who is granted approval to engage in an outside business activity must always follow the Firm’s Insider Trading Policy as set forth in the Manual. Similarly, if a Supervised Person receives approval to engage in an outside business activity and subsequently becomes aware of a material conflict of interest that was not disclosed when the approval was granted, the conflict must be promptly brought to the attention of Legal & Compliance.

Any personal or family interest in any of Gotham’s business activities or transactions, or proposed business activities or transactions, must be disclosed to Legal & Compliance. For example, if a Supervised Person proposes to enter into a transaction or business relationship on behalf of Gotham that may benefit the Supervised Person or a family member, either directly or indirectly, then the employee must disclose this possibility to Legal & Compliance prior to entering into the transaction or relationship.

E. Personal Trading Policy

Gotham has adopted a personal trading policy which addresses personal securities trading by all Supervised Persons. Gotham’s policies are intended to facilitate compliance with applicable laws, rules and regulations and to mitigate any conflicts of interests with respect to our Clients. Supervised Persons should conduct all personal securities transactions in such a manner as to avoid or mitigate any actual or potential conflict of interest and avoid any abuse of an individual’s position of trust and responsibility.

January 2026	A-11

No Supervised Person may take inappropriate advantage of their position to the detriment of a Client. Supervised Persons are required to comply with both the express provisions of this policy as well as the spirit of this policy. Specifically, a Supervised Person must not trade in a security if he or she knows, or has reason to believe, that the Firm may transact in such security in the near term in a way that would benefit the Supervised Person. For example, a Supervised Person must not engage in “front-running” Clients by buying a security before the Firm does so on behalf of a Client if such purchases by the Firm are likely to increase the value of the security purchased by the Supervised Person.

In addition to the policies and procedures below, Supervised Persons are reminded that the procedures on Material Non-Public Information set forth in the Manual apply to personal securities transactions and that no Supervised Person may transact in a security for which they have Material Non-Public Information.

As described in the Manual, the Firm maintains the Restricted List. The Restricted List is confidential and its contents should not be shared without the approval of the Co-CIOs, GC/CCO or the CFO. Neither Gotham nor any Supervised Person is allowed to trade or invest in any securities on the Restricted List without prior approval of the GC/CCO.

Below are the Firm’s personal trading policies. The GC/CCO, the Director of Compliance (or, in their absence, the CFO) may make exceptions to the policies and procedures herein. Any such exception must be in writing (which may be e-mail). Exceptions will not be permitted if they would violate any applicable law.

1. Procedures for Personal Trading and Pre-Approval

The following procedures apply to all personal trading by Supervised Persons and their Immediate Family Members. Supervised Persons (and their Immediate Family Members) may only purchase or sell securities in which they have “Beneficial Ownership” in accordance with the procedures below. “Beneficial Ownership” means an interest where a person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has a direct or indirect pecuniary interest.

a. Securities Requiring Pre-Approval

Pre-approval is required for transactions in “Covered Securities”, which is defined as:

●	Any publicly traded equity security (including common stock, preferred stock and securities convertible into an equity security) of a single public issuer (including any security issued in an initial public offering);

●	Derivatives on the equity of a public issuer. Derivatives, include, but are not limited to, options, swaps, and futures; and

●	Any Single Stock ETF (an ETF which tracks the performance of a single underlying security).

January 2026	A-12

In addition, any purchase of a private placement (other than those managed by Gotham) requires pre-approval. A private placement is an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(a)(2) or Section 4(a)(5) or pursuant to Rules 504, 505, or 506 of Regulation D and includes hedge funds and private equity funds.

In the event a Supervised Person (or one of their Immediate Family Members) requests a redemption from a private fund managed by Gotham, he or she must notify the Chief Financial Officer, who may prevent or delay such redemption in his discretion.

Pre-approval is not required for mutual funds (closed-end or open-end), ETFs, debt securities or commodities.

b. Pre-Approval Process

With respect to transactions which require pre-approval, Supervised Persons (or their Immediate Family Members) must notify and obtain the written approval of the GC/CCO or the Director of Compliance, or in their absence, the Chief Financial Officer (the “Pre-Approval Personnel”). Determinations to pre-approve transactions will be made based upon factors deemed relevant by the Pre-Approval Personnel, including an analysis of whether the proposed trade is likely to have an adverse impact on Clients or provide an unfair advantage to the Supervised Person or their Immediate Family Member. Generally, the Pre-Approval Personnel will assess if there are any conflicts with trading for Clients, based on the security, timing and size of the proposed transaction and the Firm’s trading. The Pre-Approval Personnel will generally consult with one of the Trader(s) or a member of the Analyst Team with knowledge of the Firm’s trading, before approving a personal securities transaction. Approvals of trades of a Restricted Investment may be conditioned on compliance with certain factors identified by the Pre-Approval Personnel, such as the timing of the trade or the method of trade completion (e.g., VWAP).

No individual may approve their own trades. Supervised Persons and their Immediate Family Members may seek approval from the Pre-Approval Personnel by e-mailing traderequest@gotham.com. They may also contact one of the Pre-Approval Personnel directly.

When requesting pre-approval, please provide the name of the issuer (or the ticker symbol), the number of shares to be purchased or sold, the last 4 digits of the account number, and whether you have transacted in the security in the opposite direction within the 30-day holding period.

The Firm reserves the right to limit, delay, or refuse a Supervised Person’s pre-approval request for any reason, including, but not limited to, a potential conflict of interest with a Client in appearance or fact, a violation of law, or any other reason. A Supervised Person’s pre-approval request may also be subject to consultation with the Firm’s outside counsel and/or regulatory consultants. The GC/CCO or Director of Compliance (or their designees, including ACA Group and/or Fairview) may periodically review personal securities transactions by all Supervised Persons and Immediate Family Members to identify any trading patterns that raise concerns for Gotham.

January 2026	A-13

If a Supervised Person or their Immediate Family Member is granted approval for a transaction it should be executed no later than the end of the trading day for which trading is approved, unless otherwise determined by the Pre-Approval Personnel.

c. Thirty-Day Holding Period

Generally, trades in Covered Securities will not be approved if the trade is opposite a trade made in the same security within the past 30 days by the Supervised Person. The holding period applies to trades in the same security, and related securities (or derivatives thereof) are subject to their own 30-day holding period.

When requesting to transact in a Covered Security, Supervised Persons must state in their request the information noted above, including if they (or an Immediate Family Member) have transacted in the security within the thirty-day holding period.

If you are requesting an exception to this policy, please notify the Pre-Approval Personnel when making the request to transact in the applicable security.

d. Discretionary Accounts

Pre-approval is not required for transactions in Covered Securities which are made in an account in which a Supervised Person or their Immediate Family Members has given the authority to make investment decisions to a third-party (a “Discretionary Account”). Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the GC/CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the GC/CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan or a copy of the discretionary account management agreement. Supervised Persons who claim they have no direct or indirect influence or control over an account may also be required to complete additional documentation. Please note that if you or an Immediate Family Member has any influence over the trades in the Discretionary Account, you must obtain pre-approval for trades in the Discretionary Account in accordance with the Personal Trading Policy.

e. Records and Statements

Records of all pre-approved transactions will be maintained and periodically monitored by Legal & Compliance, including Fairview.

2. Additional Personal Trading Procedures Related to Administrative Services Provided to Other Managers

The Firm provides certain back-office services, such as accounting, to several third-party investment managers (“Other Managers”).

To provide such services, certain of the Firm’s Supervised Persons have access to confidential information regarding the funds advised by the Other Managers, such as position and trade-level information of such funds. This creates a potential conflict of interest for the Firm and certain Firm personnel.

January 2026	A-14

In order to mitigate this potential conflict, the Firm has adopted the following additional policies and procedures with respect to personal trading:

1.	All Supervised Persons with access to non-public portfolio positions or trading information of any of the Other Managers (“Confidential Trading Information”) are required to keep such information confidential and only share it in furtherance of providing back-office services to the Other Managers. For the avoidance of doubt, holdings that have been disclosed in regulatory filings or that are otherwise publicly known do not constitute Confidential Trading Information. The Supervised Persons covered under this policy are currently: Paul Gallegra, David Marks and Kate Kahn (each a “Covered Person”). The GC/CCO or Director of Compliance may update the list of Covered Persons from time to time, with notice to such person(s).

2.	In the event that a Covered Person (or one of their Immediate Family Members) requests to trade an equity security of a single public issuer (or a derivative thereof, each a “security”) that is held by any of the funds advised by the Other Managers, they must obtain the approval of Pre-Approval Personnel. Such request must include a disclosure that the security is held by a fund advised by one of the Other Manager(s).

3.	Covered Persons should note the following: (i) it is the responsibility of the Covered Person to ascertain in advance if a security that is proposed to be traded is held by a fund advised by an Other Manager (e.g., checking in the Firm’s accounting system); and (ii) there should be no expectation that such a transaction will be approved as a matter of course.

4.	Prior to approving such trade request, Pre-Approval Personnel will obtain the consent of the applicable Other Manager (the “Required Consent”).

5.	Trades requested by a Covered Person (or their Immediate Family Members) in a security held by a fund advised by one of the Other Manager(s) will be approved by the Pre-Approval Personnel only if: (i) the Required Consent is obtained and; (ii) the Pre-Approval Personnel determines that there is no trading conflict (e.g., “front-running”) with the trading of the Other Manager. In making such a determination, Pre-Approval Personnel may consider various factors, including whether such information is public, the market capitalization and trading volume of the security and the size of the proposed transaction.

6.	If a Supervised Person other than a Covered Person becomes aware of Confidential Trading Information, the various obligations of this policy will apply to such Supervised Person, including, for the sake of clarity, the disclosure and pre-approval requirements.

January 2026	A-15

3. Reporting Requirements

In order to provide the Firm with information to enable it to monitor compliance with the Personal Trading Policy and to comply with the Advisers Act, each Supervised Person must submit periodic reports to the Firm that list all their accounts (and those in which their Immediate Family Members have a Beneficial Ownership interest), along with the applicable brokerage statements. Legal & Compliance or their designees (including outside service providers) will review such statements and reports.

a. Initial and Annual Holdings Report

New Supervised Persons are required to report all accounts within 10 days of becoming a Supervised Person in an initial holdings report. The initial holdings report must be current as of a date not more than 45 days prior to the date the person becomes Supervised Person. New Supervised Persons must list their accounts and provide statements, which must include: the title and type of security; the symbol or CUSIP; the number of shares; the principal amount of each security; the name of the broker; and the date the report is submitted.

Each Supervised Person must submit a holdings report/statement every 12-months. The Firm will generally require this at the end of each calendar year.

Currently Fairview will send an email form to each Supervised Person regarding their holdings report. Account statements detailing all holdings in securities may be provided for in lieu of listing all holdings provided all the required information is included. Please note that private placements held outside a brokerage account must also be reported.

b. Quarterly Transaction and Account Reports

Supervised Persons must submit, within (30) thirty calendar days after the end of each quarter, a report to the GC/CCO or his designee covering securities transactions made by them or their Immediate Family Members. The report must include: the date of each transaction; the title and ticker symbol of the security; the nature of the transaction; the price of the security at which the transaction was made; the name of the broker; and the date of the report.

Currently Fairview will send an email form to each Supervised Person. Supervised Persons may list their accounts and have statements sent to the Firm or Fairview in lieu of listing all transactions, provided all the required information is included. In addition, account statements detailing all holdings and transactions in securities must also be provided for the Gotham mutual funds on a quarterly basis. Please note that private placements held outside a brokerage account must also be reported.

Supervised Persons must promptly notify the Legal & Compliance Group upon opening any new accounts. In addition, Registered Representatives must get pre-approval from Foreside prior to opening a new brokerage account.

January 2026	A-16